Exhibit 99.1

FIRST                                                                                                                                   22 West State Street
KEYSTONE                                                                                                                       Media, PA 19063
FINANCIAL, INC.                                                                                                                  610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
FIRST QUARTER RESULTS

Media, PA -- (BUSINESS WIRE) -- February 5, 2008 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), announced today net income for the quarter ended December 31, 2007 of $232,000, or $0.10 per diluted share, compared to $88,000, or $0.04 per diluted share, for the same period last year.

“The first quarter of fiscal 2008 has shown improvement in both earnings as well as asset quality.  In spite of the turmoil in the economy and credit markets, I am pleased to report that the aggregate amount of our criticized and classified assets and nonperforming assets has declined appreciably as well as our operating expenses.” said Thomas M. Kelly, President and Chief Executive Officer.  Mr. Kelly continued, “We are closely monitoring our delinquency ratios for any credit deterioration and assessing the impact of the recent Federal Reserve rate reductions and their impact on our net interest margin.”

Net interest income for the three months ended December 31, 2007 remained at $2.5 million compared to the same period in 2006.  Interest expense decreased $441,000, or 9.4%, for the quarter ended December 31, 2007 primarily due to a $34.8 million decrease in the average balance of interest-bearing liabilities combined with a 9 basis point decrease in the weighted average rate paid on interest-bearing liabilities.  However, the decrease in interest expense was offset by a $437,000, or 6.1%, decrease in interest income for the quarter ended December 31, 2007 as compared to the first quarter of fiscal 2007 primarily due to a $25.7 million decrease in the average balance of interest-earning assets combined with a decrease of 4 basis points in its weighted average yield earned on its interest-earning assets.  The Company’s net interest margin increased by 12 basis points in the first quarter of fiscal 2008 to 2.16%, as compared to 2.04% for the first quarter of fiscal 2007.

On a linked quarter basis, net interest income decreased $105,000, or 4.3%.  During the first quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007, the Company experienced a 15 basis point decrease in the weighted average yield earned on interest-earning assets.  The net interest margin decreased 7 basis points due to the recent reductions in the prime rate as a result of the Federal Reserve’s actions, reducing the yield earned on our interest-earning assets partially offset by a decline in the Company’s cost of funds.

At December 31, 2007, non-performing assets decreased $2.9 million to $1.8 million, or 0.4%, of total assets, from $4.7 million at September 30, 2007.  During the quarter, the decrease in non-performing assets was primarily the result of an $886,000 decrease in nonaccrual commercial business loans combined with a $2.0 million decrease in commercial loans that are 90 days past due and still accruing.  The decrease in nonaccrual loans was a result of a repayment in full of a $1.1 million non-performing commercial loan credit secured by a bakery along with rental units above the establishment.  Of the $1.8 million in non-performing assets, $1.0 million represents commercial loans that are 90 days delinquent and still accruing because the loans exceeded their contractual maturity.  The loans continue to pay in accordance with their terms otherwise.  The principal balance of the loans is included in the accruing loans past due 90 days or more category of non-performing assets.

4

For the three months ended December 31, 2007, as compared to the three months ended September 30, 2007, the provision for loan losses decreased $33,000 to $42,000.  The decrease in the provision for loan losses in the current quarter was due to a decrease in the Company’s criticized and classified assets at December 31, 2007 as well as the ongoing evaluation of its loan portfolio.  The provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the first quarter of fiscal 2008 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 189.11% and 70.9% at December 31, 2007 and September 30, 2007, respectively.

Non-interest expense decreased $196,000, or 6.2%, during the three months ended December 31, 2007, compared to the same period in 2006.  The decrease was primarily due to decreases of $68,000, $54,000 and $24,000 in salaries and employee benefits, professional fees and other non-interest expense, respectively.  The decrease in salaries and employee benefits decreased primarily due to the reduction in the number of employees employed by the Bank and in the costs related to the employee stock ownership plan.  The decrease in professional fees was related to legal and audit services.  In addition, non-interest expense was higher in the 2007 period due to real estate owned expenditures in fiscal 2007 related to the maintenance of a commercial real estate located in Chesapeake City, Maryland, which property was sold in January, 2007.

Income tax expense for the first quarter of 2008 amounted to $13,000 compared to a tax benefit of $91,000 for the first quarter of 2007.  The $104,000 increase in income tax expense was a result of the increase in the Company’s pretax income combined with the decrease in the tax-exempt income from municipal securities.

Total assets of the Company decreased by $7.8 million, or 1.5%, from $524.8 million at September 30, 2007 to $517.0 million at December 31, 2007.  Loans receivable decreased by $11.9 million, or 4.1%, from $292.4 million at September 30, 2007 to $280.5 million at December 31, 2007 primarily as a result of the Company experiencing repayments within the commercial real estate and business loan portfolios while only originating a limited amount of such loans. This resulted from the Company’s self-imposed curtailment of such lending activity while implementing a substantially enhanced credit review and administration infrastructure.  Cash and cash equivalents decreased by $8.6 million, or 16.2%, to $44.4 million at December 31, 2007 from $53.0 million at September 30, 2007 primarily due to the investment of the cash in municipal obligations and mortgage-backed securities.  As a result of the additional cash flows from the loan portfolio due to repayments, mortgage-related securities available for sale increased by $12.7 million, or 16.1%, to $91.9 million.  Deposits decreased $7.8 million, or 2.2%, from $353.7 million at September 30, 2007 to $345.9 million at December 31, 2007.  The decrease in deposits resulted from a $4.8 million, or 2.9%, decrease in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts) combined with a $3.1 million, or 1.6%, decrease in certificates of deposit. The decline in core deposits reflected the effects of competition as local competitors offered higher rates on these products.

Stockholders' equity increased $902,000 to $35.6 million primarily due to a $644,000 improvement in comprehensive loss combined with net income of $232,000 for the three months ended December 31, 2007.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  These factors are discussed in the Company’s reports filed with the Securities and Exchange Commission.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)

	Three Months Ended December 31,
	2007	2006

Net interest income	$2,466	$2,462
Provision for loan losses	42	75
Non-interest income	762	747
Non-interest expense	2,941	3,137
Income (loss) before taxes	245	(3)
Income tax expense (benefit)	13	(91)
Net income	$232	$88
Basic earnings per share	$0.10	$0.04
Diluted earnings per share	0.10	0.04
Number of shares outstanding at end of period	2,432,998	2,427,928
Weighted average basic shares outstanding	2,314,908	1,992,453
Weighted average diluted shares outstanding	2,314,908	2,011,731

          FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	December 31,	September 30,
	2007	2007
Total assets	$517,047	$524,881
Loans receivable, net	280,520	292,418
Investment and mortgage-related securities available for sale	123,003	108,462
Investment and mortgage-related securities held to maturity	33,128	34,550
Cash and cash equivalents	44,384	52,935
Deposits	345,867	353,708
Borrowings	113,208	115,384
Junior subordinated debt	15,264	15,264
Allowance for loan losses	3,376	3,322
Total stockholders' equity	35,596	34,694
Book value per share	$14.63	$14.26

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

At or for the Three Months Ended December 31,
	2007	2006
Return on average assets (1)	0.19%	0.07%
Return on average equity (1)	2.65%	1.22%
Interest rate spread (1)	2.10%	2.05%
Net interest margin (1)	2.16%	2.04%
Ratio of interest-earning assets to interest-bearing liabilities	101.58%	99.60%
Ratio of operating expenses to average assets (1)	2.39%	2.41%
Ratio of non-performing assets to total assets at end of period	0.35%	0.75%
Ratio of allowance for loan losses to gross loans receivable	1.19%	1.08%
Ratio of loan loss allowance to non-performing loans at end of period	189.11%	241.95%

(1)	Annualized.

CONTACT:          Thomas M. Kelly, President
Rose M. DiMarco, Chief Financial Officer
(610) 565-6210